EXHIBIT 10.2

FIRST AMENDMENT TO

EQUITY PURCHASE AGREEMENT

THIS FIRST AMENDMENT (this “Amendment”) to the Equity Purchase Agreement, dated June 24, 2013 (the “Purchase Agreement”), by and among Energy & Mining Holding Company, LLC, a Delaware limited liability company (“Buyer”), Aegion Corporation, a Delaware corporation, the equity holders set forth on the signature pages thereto (the “Sellers”), Brinderson, L.P., a California limited partnership, General Energy Services, a California corporation, solely for the purposes of Section 6.4, Section 6.7 and Article X thereof, Gary Brinderson, an individual, and solely for purposes of Section 6.15 and Article X thereof, Energy Constructors, Inc., a Nevada corporation, is entered into as of June 30, 2013.

WHEREAS, Article X of the Purchase Agreement authorizes Buyer and one of the Sellers, Tim W. Carr, Southpac Trust International, Inc. and Richard B. Fontaine, Trustees of the BCSD Trust dated 1/28/93, as amended and restated (the “Key Seller” and together with the Buyer, the “Parties”) to amend the Purchase Agreement; and

WHEREAS, the Parties desire to amend the Purchase Agreement to the extent set forth herein.

NOW, THEREFORE, based on the foregoing, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.     Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement.

2.     Section 2.1(c) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

(c)     Buyer will, and Parent will cause Buyer to, deposit the Escrow Amount with U.S. Bank National Association (the “Escrow Agent”) to be held in the Escrow Account by the Escrow Agent in accordance with the provisions of the Escrow Agreement.

3.     The Form of Escrow Agreement, attached as Exhibit C to the Purchase Agreement, is hereby deleted in its entirety and replaced with the Form of Escrow Agreement attached hereto as Annex A.

4.      The Purchase Agreement is amended only as expressly provided in this Amendment and shall otherwise remain in full force and effect. This Amendment may be executed in counterparts, which together shall constitute the executed original.

[Remainder of Page Intentionally Left Blank; Signature Page Follows.]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Amendment to be executed as of the day and year first above written.

BUYER

ENERGY & MINING HOLDING COMPANY, LLC

By:     /s/ David F. Morris

           Name: David F. Morris

           Title: Senior Vice President, Chief

                     Administrative Officer and Secretary

BCSD TRUST, dated January 28, 1993, as amended and restated

By: /s/ Tim W. Carr

                                                                                                     Name: Tim W. Carr

                                                                                                     Title: Trustee of BCSD TRUST, dated January 28, 1993, as amended and restated

By: /s/ Richard B. Fontaine

       Name: Richard B. Fontaine

                                                                                                    Title: Trustee of BCSD TRUST, dated January 28, 1993, as amended and restated

Annex A

(see attached)

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is entered into as of [July 1], 2013, by and among, solely in its capacity as sellers’ representative, the BCSD Trust dated 1/28/93 (“Key Seller”), Energy and Mining Holding Company, LLC, a Delaware limited liability company (“Buyer”, and together with Key Seller, sometimes referred to individually as “Party” and collectively as the “Parties”), and U.S. Bank National Association (the “Escrow Agent”).

RECITALS

A.     The Parties are each a party to that certain Equity Purchase Agreement, by and among Buyer, Aegion Corporation (“Aegion”), the equity holders set forth on the signature pages thereto (collectively, the “Sellers” and each a “Seller”), Brinderson, L.P., General Energy Services, solely for the limited purposes set forth therein Gary Brinderson, an individual, and, solely for the limited purposes set forth therein, Energy Constructors, Inc. (the “Purchase Agreement”).

B.     The Purchase Agreement requires as a condition to the consummation of the transactions contemplated thereby that the Parties and the Escrow Agent enter into this Agreement.

C.     The Parties hereto desire to set forth their understandings with respect to the escrow account established by this Agreement.

AGREEMENT

1.     Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2.     Establishment of Escrow; Escrow Account. Upon the execution of this Agreement, Buyer shall cause $7,500,000 to be deposited with the Escrow Agent (the “Deposit”), and Escrow Agent shall promptly upon request acknowledge to the Parties or any of them receipt of any funds so deposited. The Deposit and all additional amounts now or hereafter deposited with the Escrow Agent (together will all income or loss resulting from interest on or the investment of such amount) shall be referred to as the “Escrow Fund,” and shall be held by the Escrow Agent in a demand deposit account maintained for the purpose, on the terms and subject to the conditions of this Agreement. Except as provided in Section 10 hereto, the Parties intend that the Escrow Fund shall not be subject to lien or attachment by any creditor of any party hereto and shall be used solely for the purpose set forth in this Agreement. The Escrow Agent shall invest and reinvest the Escrow Fund in a U.S. Bank National Association Money Market Deposit Account (“MMDA”) as further described in Schedule D or a successor investment offered by the Escrow Agent; provided that instructions to make any other investment (“Alternative Investment”) must be in a writing and executed by an Authorized Representative (as defined in Section 4(d) below) of each Party, and shall specify the type and identity of the investments to be purchased and/or sold. MMDA have rates of interest or compensation that may vary from time to time as determined by the Escrow Agent. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent or any of its affiliates may receive compensation with respect to any Alternative Investment directed hereunder including without limitation charging any applicable agency fee or trade execution fee in connection with each transaction. The Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Fund or the purchase, sale, retention or other disposition of any investment described herein, and the Escrow Agent shall not have any liability for any loss in an investment made pursuant to the terms of this Agreement. Market values, exchange rates and other valuation information (including without limitation, market value, current value or notional value) of any Alternative Investment furnished in any report or statement may be obtained from third party sources and is furnished for the exclusive use of the Parties.  Escrow Agent has no responsibility whatsoever to determine the market or other value of any Alternative Investment and makes no representation or warranty, express or implied, as to the accuracy of any such valuations or that any values necessarily reflect the proceeds that may be received on the sale of an Alternative Investment.  The Escrow Agent shall not have any liability for any loss sustained as a result of any investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of an Authorized Representative of the Parties to give the Escrow Agent instructions to invest or reinvest the Escrow Funds. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement. All interest or other income earned under this Agreement shall be allocated to Sellers, pro rata in accordance with Schedule A hereto (the “Seller Allocation”), and each Seller shall be responsible for paying any taxes imposed with respect thereto, and all such interest and other income shall be reported by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Fund by the Sellers whether or not said income has been distributed during such year. The Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. The Parties hereby represent to the Escrow Agent that no other tax reporting of any kind is required of the Escrow Agent given the underlying transaction giving rise to this Agreement. All interest or other income earned under this Agreement shall be disbursed in accordance with Section 4.

3.     Disbursements.

(a) Pursuant to the provisions of the Purchase Agreement, on each occasion on which Buyer determines, in good faith, that it is entitled to payment of a claim (a “Claim”) under Section 8.2 of the Purchase Agreement, Buyer may deliver to the Escrow Agent and Key Seller a written request for the payment of such amount (a “Claim Notice”), which request shall identify in reasonable detail the facts and circumstances with respect to the subject matter of such Claim, to the extent they reasonably can be determined, and the amount of such Claim if reasonably determinable at such time, provided that any payment requested pursuant to a Claim with respect to the obligation of any Seller shall not exceed such Seller’s pro rata share of the Escrow Fund as determined in accordance with the Seller Allocation. For the avoidance of doubt, the Escrow Agent shall disregard any Claim Notices received by the Escrow Agent after 5:00 p.m. Pacific Time on the Final Claims Date (as defined below), except for any Claims made pursuant to Section 8.2(a)(v) of the Purchase Agreement (“Special Indemnification Claims”), which shall be disregarded if delivered after 5:00 p.m. Pacific Time on the Special Indemnification Claims Date (as defined below).

(b) If Key Seller delivers a Claim Objection (as defined below) to the Escrow Agent prior the Objection Period (defined below), the Escrow Agent shall disburse only the undisputed portion of the amount requested in the Claim Notice within three (3) Business Days from the receipt of a Claim Objection by the Escrow Agent, and shall not disburse the disputed portion of the amount requested in the Claim Notice until Escrow Agent has received (i) joint written instructions from Buyer and Key Seller specifying the agreement of the Parties as to the action to be taken with respect to such disputed amount (“Payment Instructions”), or (ii) receipt by the Escrow Agent of a notice from Buyer or Key Seller stating that such dispute has been submitted to a court of competent jurisdiction for judgment, and that a final judgment with respect to such matters has been rendered, which notice shall be accompanied by a copy of a final, non-appealable order of the court pursuant to which such court has determined whether and to what extent Buyer is entitled to the amount requested in such Claim Notice, a written certification from counsel of the instructing Party attesting that such order is final and not subject to further proceedings or appeal and a written instruction from an Authorized Representative of the instructing Party given to effectuate such order (such notice, decision, certification and instruction, collectively, a “Determination Order”). A copy of any Determination Order shall also be sent by Buyer or Key Seller, as the case may be, to the other Party concurrently with the delivery thereof to the Escrow Agent. The Escrow Agent shall be entitled conclusively to rely upon any certification and instruction accompanying a Determination Order and shall have no responsibility to review the order to which such certification and instruction refers or to make any determination as to whether such order is final.

(c) Pursuant to the provisions of the Purchase Agreement, if there are amounts owed to Buyer pursuant to Section 2.5(f) of the Purchase Agreement (an “Overpayment”), and Buyer elects to receive payment of the Overpayment out of the Escrow Fund (an “Overpayment Claim”), then Buyer shall deliver to the Escrow Agent and Key Seller a written request for the payment of such amount (an “Overpayment Notice”). For the avoidance of doubt, the Escrow Agent shall disregard any Overpayment Notices delivered to the Escrow Agent after the Final Claims Date.

(d) If Key Seller delivers an Overpayment Claim Objection (as defined below) prior the Objection Period (defined below), the Escrow Agent shall disburse only the undisputed portion of the amount requested in the Overpayment Notice within three (3) Business Days from the receipt of the Overpayment Claim Objection by the Escrow Agent, and shall not disburse the disputed portion of the amount requested in the Overpayment Notice until Escrow Agent has received: (i) joint written instructions from Buyer and Key Seller specifying the agreement of the Parties as to the action to be taken with respect to such disputed amount (which shall also be referred to herein as “Payment Instructions”), or (ii) receipt by the Escrow Agent of a final determination of the amount of the Overpayment, if any, by KPMG or another independent accounting firm selected by the Parties, accompanied by a written certification from counsel of the instructing Party attesting that such determination is final under the terms of the Purchase Agreement (such determination and certification, collectively, a “Selected Firm Determination”). A copy of such Selected Firm Determination shall also be sent by Buyer or Key Seller, as the case may be, to the other Party concurrently with delivery thereof to the Escrow Agent. The Escrow Agent shall be entitled conclusively to rely upon any certification and instruction accompanying a Selected Firm Determination and shall have no responsibility to review the determination to which such certification and instruction refers or to make any determination as to whether such determination is final.

(e) If no later than 5:00 p.m. Pacific Time (PT) on the fifteenth (15) day after Key Seller’s receipt of a Claim Notice or Overpayment Notice, Escrow Agent has not received in writing from Key Seller (with a copy to Buyer) that Key Seller objects, in good faith, to the Claim or a portion thereof (a “Claim Objection”) or to the Overpayment Claim or a portion thereof (an “Overpayment Claim Objection”), the Escrow Agent shall promptly, within three (3) Business Days following the end of such 15 day period (“Objection Period”), disburse from the Escrow Fund to Buyer the amount requested in such Claim Notice or Overpayment Notice using the wiring instructions below. The Escrow Agent shall not disburse any amounts pursuant to this Section 3(e) until it has received written confirmation evidenced by a copy of the overnight delivery confirmation, from Buyer that Key Seller received the Claim Notice or Overpayment Notice, as applicable in accordance with Section 9.

(f) If the Escrow Agent has received (i) Payment Instructions, (ii) in the case of a Claim, a Determination Order, or (iii) in the case of an Overpayment Claim, a Selected Firm Determination and if such Payment Instructions, Determination Order or Selected Firm Determination indicates that Buyer is entitled to payment in respect of all or any portion of a disputed portion of the Claim or Overpayment Claim, then the Escrow Agent shall promptly, but in any event within three (3) Business Days after such receipt, disburse from the Escrow Fund to Buyer amounts due to Buyer as indicated in such Payment Instructions, Determination Order or Selected Firm Determination using the wiring instructions below. If such Payment Instructions, Determination Order or Selected Firm Determination indicates that Buyer is not entitled to all or any portion of the disputed portion of the amount of the Claim or Overpayment Claim, then the Escrow Agent shall hold the amount to which Buyer is determined not to be entitled in accordance with the terms of this Agreement until such amounts are to be disbursed (i) to Sellers pursuant to Section 4 below, (ii) to Buyer in respect of another Claim or Overpayment Claim pursuant to this Section 3, or (iii) to Sellers, Buyer or otherwise, in each case upon the receipt of joint written instructions from Buyer and Key Seller.

4.     Disposition and Termination

(a) On the day immediately after [July 1], 2014 (the “Final Claims Date”), the Escrow Agent shall pay and distribute to Sellers in accordance with the Seller Allocation the amount of the Escrow Fund on the Final Claims Date which is in excess of (i) any Claims and Overpayment Claims theretofore made that are then still pending and unresolved (the “Retained Amount”), plus (ii) an additional amount equal to $1 million, less the amount of any pending and unresolved Special Indemnification Claims, to the extent such additional amount is available (the “Special Indemnification Amount”), provided, that the amount is this subpart (ii) cannot be a negative amount. The Escrow Agent shall retain the Retained Amount, plus the Special Indemnification Amount until such amounts are released pursuant to the procedures described below in this Section 4(a); provided, that the Special Indemnification Amount shall be used solely for the purpose of satisfying Special Indemnification Claims. The Escrow Agent shall within three (3) Business Days from the date of receipt of Payment Instructions, in the case of a Claim, a Determination Order, or, in the case of an Overpayment Claim, a Selected Firm Determination, as applicable, thereafter release from the Escrow Fund to the party entitled thereto all portions of the Escrow Fund, including the Retained Amount and the Special Indemnification Amount, as and when it receives Payment Instructions, a Determination Order or a Selective Firm Determination, as applicable.

(b) On the day immediately after [July 1], [2016] (the “Special Indemnification Claims Date”), the Escrow Agent shall pay and distribute to Sellers in accordance with the Seller Allocation the amount of the Escrow Fund on the Special Indemnification Claims Date, including the Retained Amount and the Special Indemnification Amount, which is in excess of all Claims and Overpayment Claims theretofore made that are then still pending and unresolved on such date. The Escrow Agent shall retain the amount specified in Claim Notices and Overpayment Notices which are still pending and unresolved as of the Special Indemnification Claims Date until such amounts are released pursuant to the procedures provided below in this Section 4(b). The Escrow Agent shall within three (3) Business Days from the date of receipt of Payment Instructions, in the case of a Claim, a Determination Order or, in the case of an Overpayment Claim, a Selected Firm Determination, as applicable, thereafter release from the Escrow Fund to the party entitled thereto all portions of the amounts retained as and when it receives Payment Instructions, a Determination Order or a Selective Firm Determination, as applicable. The distribution of any funds to each Seller under this Agreement shall be in accordance with the Seller Allocation.

(c) This Agreement shall terminate on the date on which the entire Escrow Fund shall have been disbursed in accordance with this Agreement.

(d) Any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of the Escrow Fund, must be in writing or set forth in a Portable Document Format (“PDF”) attached to an email, executed by the appropriate Party or Parties as evidenced by the signatures of the person or persons signing this Agreement or one of their designated persons as set forth in Schedule B hereto (each an “Authorized Representative”), and delivered to the Escrow Agent only by confirmed facsimile or as a PDF attached to an email on a Business Day only at the fax number or email address set forth in Section 9 below. No instruction for or related to the transfer or distribution of the Escrow Fund shall be deemed delivered and effective unless the Escrow Agent actually shall have received it on a Business Day by facsimile or as a PDF attached to an email only at the fax number or email address set forth in Section 9 and as evidenced by a confirmed transmittal to the Party’s or Parties’ transmitting fax number or email address and Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder. The Escrow Agent shall not be liable to any Party or other person for refraining from acting upon any instruction for or related to the transfer or distribution of the Escrow Fund if delivered to any other fax number or email address, including but not limited to a valid email address of any employee of the Escrow Agent. The Parties each acknowledge that Escrow Agent is authorized to use the funds transfer instructions set forth below for Buyer and provided by Key Seller for the Sellers in written instructions to disburse any funds due to either Party or any Seller, respectively without a verifying call back as set forth below.

Buyer:     Bank Name:

 Bank Address:

 ABA Number:

 Account Name:

 Account Number:

(e)     Additionally, the Parties agree that repetitive funds transfer instructions may be given to Escrow Agent for one or more beneficiaries where only the date of the requested transfer, the amount of funds to be transferred, and/or the description of the payment shall change within the repetitive instructions (“Standing Settlement Instructions”). Any such Standing Settlement Instructions shall be set up in writing in advance of any actual transfer request and shall contain complete funds transfer information (as described above) for each beneficiary. Any such set-up of Standing Instructions (other than those established concurrently with the execution of this Agreement), and any changes in an existing set-up, shall be confirmed by means of a verifying callback to an Authorized Representative. Standing Instructions will continue to be followed until cancelled by the applicable Party in a writing and delivered to Escrow Agent in accordance with this Section. Escrow Agent may rely solely upon all such information. Once set up as provided herein, Escrow Agent may rely solely upon such Standing Settlement Instructions and all identifying information set forth therein for each beneficiary. Each Party agrees that any Standing Settlement Instructions shall be effective as the funds transfer instructions of such Party or the Parties, as applicable, without requiring a verifying callback, as set forth in Section 3(b) below, if such Standing Settlement Instructions are consistent with previously authenticated Standing Settlement Instructions for that beneficiary.

(f)     In the event any other funds transfer instructions are set forth in a joint written instruction or other permitted instruction from a Party or the Parties in accordance with this Agreement, Escrow Agent shall disburse the applicable funds in accordance with such instructions. Escrow Agent is authorized to seek confirmation of such funds transfer instructions by a single telephone call-back to one of the Authorized Representatives and Escrow Agent may rely upon the confirmation of anyone purporting to be that Authorized Representative. The persons and telephone numbers designated for call-backs may be changed only in a writing executed by Authorized Representatives of the applicable Party and actually received by Escrow Agent via facsimile or as a PDF attached to an email. Except as set forth this Section 4(f), no funds will be disbursed until an Authorized Representative is able to confirm by telephone call-back.

(g) As used in this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which Escrow Agent located at the notice address set forth below is authorized or required by law or executive order to remain closed.

5.     Escrow Agent. The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties, including but not limited to any fiduciary duty, shall be implied. The Escrow Agent has no knowledge of, nor any obligation to comply with, the terms and conditions of any other agreement between the Parties, nor shall the Escrow Agent be required to determine if any Party has complied with any other agreement. Notwithstanding the terms of any other agreement between the Parties, the terms and conditions of this Agreement shall control the actions of the Escrow Agent. The Escrow Agent may conclusively rely upon any written notice, document, instruction or request delivered by the Parties believed by it to be genuine and to have been signed by an Authorized Representative(s), as applicable, without inquiry and without requiring substantiating evidence of any kind and the Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that the Escrow Agent's gross negligence or willful misconduct was the cause of any direct loss to either Party. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. In the event the Escrow Agent shall be uncertain, or believes there is some ambiguity, as to its duties or rights hereunder, or receives instructions, claims or demands from any Party which in the Escrow Agent’s judgment conflict with the provisions of this Agreement, or if the Escrow Agent receives conflicting instructions from the Parties, the Escrow Agent shall be entitled either to: (a) refrain from taking any action until it shall be given (i) a joint written direction executed by Authorized Representatives of theParties which eliminates such conflict or (ii) a court order issued by a court of competent jurisdiction (it being understood that the Escrow Agent shall be entitled conclusively to rely and act upon any such court order and shall have no obligation to determine whether any such court order is final); or (b) file an action in interpleader. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Fund, including, without limitation, the Deposit. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

6.     Resignation; Succession. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Parties. The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrow Fund (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, appointed by the Parties, or such other person designated by the Parties, or in accordance with the directions of a final court order, at which time of delivery, the Escrow Agent’s obligations hereunder shall cease and terminate. If prior to the effective resignation date, the Parties have failed to appoint a successor escrow agent, or to instruct the Escrow Agent to deliver the Escrow Fund to another person as provided above, at any time on or after the effective resignation date, the Escrow Agent either (a) may interplead the Escrow Fund with a court located in the State of Delaware and the costs, expenses and reasonable attorney’s fees which are incurred in connection with such proceeding may be charged against and withdrawn from the Escrow Fund; or (b) appoint a successor escrow agent of its own choice. Any appointment of a successor escrow agent shall be binding upon the Parties and no appointed successor escrow agent shall be deemed to be an agent of the Escrow Agent. The Escrow Agent shall deliver the Escrow Fund to any appointed successor escrow agent, at which time the Escrow Agent’s obligations under this Agreement shall cease and terminate. Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all of the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

7.     Compensation. Buyer will pay one half and Key Seller will pay one half of the reasonable compensation due to the Escrow Agent for the services to be rendered hereunder, which, unless otherwise agreed in writing, shall be as described in Schedule C hereto. Each of the Parties further agrees to the disclosures set forth in Schedule C.

8.      Indemnification and Reimbursement. The Parties agree jointly and severally to indemnify, defend, hold harmless, pay or reimburse the Escrow Agent and its affiliates and their respective successors, assigns, directors, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, or settlements, litigation, investigations, costs or expenses (including, without limitation, the fees and expenses of outside counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively “Losses”), that are determined by a court of competent jurisdiction to arise out of or in connection with (a) the Escrow Agent’s performance of this Agreement, except to the extent that such Losses are determined by a court of competent jurisdiction to have arisen as a result of the gross negligence, willful misconduct, or bad faith of such Indemnitee; and (b) Escrow Agent’s following any joint instructions or directions from the Parties received in accordance with this Agreement. The obligations set forth in this Section 8 shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.

9.     Notices. All notices and other communications required or permitted by this Agreement shall be in writing or set forth in a PDF attached to an email and all instructions from a Party or the Parties to the Escrow Agent shall be executed by an Authorized Representative and shall be executed and delivered with the terms of this Agreements, and any applicable time period shall commence, when (a) delivered to the following address by a nationally recognized overnight courier service (costs prepaid) addressed to the following address or (b) transmitted electronically to the following facsimile numbers or e-mail addresses, in each case marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address, or person as a party may designate by notice to the other parties):

If to Buyer:

        Energy & Mining Holding Company, LLC

17988 Edison Avenue

Chesterfield, Missouri 63005

Attention: General Counsel

Fax: (636) 530-8700

Email: agreer@aegion.com

With copies to:

Thompson Coburn LLP

One US Bank Plaza

St. Louis, Missouri 63101

Attention: Kimberly M. Eilerts

Fax: (314) 552-7172

Email: keilerts@thompsoncoburn.com

If to Key Seller:

Brinderson Holding Company

19700 Fairchild, suite 270

Irvine, CA 92612

Attention: Patrick Carrier

Fax No.: (949) 250-2960

Email: pcarrier@brindersonhc.com

With copies to:

Gibson, Dunn & Crutcher LLP

3161 Michelson Drive

Irvine, CA 92612

Attention: John M. Williams

Facsimile: (949) 475-4673

Email: jwilliams@gibsondunn.com

If to Escrow Agent:

U.S. Bank National Association

One U.S. Bank Plaza

Mail Code: SL-MO-T3CT

St. Louis, Missouri 63101

Attention: Brian J. Kabbes, Vice President, Corporation Trust Services

Telephone: (314) 418-3943

Facsimile: (314) 418-1225

Email: brian.j.kabbes@usbank.com

10.     Compliance with Court Orders. In the event that a legal garnishment, attachment, levy restraining notice or court order is served with respect to any of the Escrow Fund, or the delivery thereof shall be stayed or enjoined by an order of a court, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all such orders so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such order it shall not be liable to any of the Parties hereto or to any other person by reason of such compliance notwithstanding such order be subsequently reversed, modified, annulled, set aside or vacated.

11.     Waivers and Amendments. The provisions of this Agreement may be waived, altered, amended or supplemented only by a writing signed by the Escrow Agent and the Parties. Any waiver of any provision of this Agreement shall be effective only if in a writing signed by the party against whom the waiver is to be enforced. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party’s rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

12.     Assignability. No party hereto may assign any of its rights or delegate any of its obligations under this Agreement without the prior consent of the other parties hereto.

13.     Governing Law; Exclusive Jurisdiction

(a) This Agreement and the legal relations between the Parties and the Escrow Agent will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choices or conflict of law provision or rules thereof, and except to the extent that certain matters are preempted by federal law or are governed by the law of the jurisdiction of incorporation of the respective Parties or the Escrow Agent.

(b) Each of the Parties and the Escrow Agent irrevocably agrees that any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby shall be brought and determined in any federal court in Delaware (or to the extent any such federal court does not have jurisdiction, any state court sitting in Delaware) and each of the Parties and the Escrow Agent irrevocably submits to the exclusive jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties and the Escrow Agent further agree that the Parties and the Escrow Agent shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties or the Escrow Agent to obtain execution of judgment in any other jurisdiction. The Parties and the Escrow Agent further agree, to the extent permitted by applicable law, that a final and non-appealable judgment against a Party or the Escrow Agent in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment. Except to the extent that a different determination or finding is mandated due to the applicable law being that of a different jurisdiction, the Parties and the Escrow Agent agree that all judicial determinations or findings by a state or federal court in Delaware with respect to any matter under this Agreement shall be binding.

(c) To the extent that any Party or the Escrow Agent has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party and the Escrow Agent hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in this Section 13. Each of the Parties and the Escrow Agent hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding any claim that it is not personally subject to the jurisdiction of the above-named court, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(d) THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT OR OTHERWISE ARISING FROM THE TRANSACTIONS CONTEMPLATED HEREBY.

14.     Counterparts. This Agreement and any amendment hereto or any of the other documents delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts will constitute one and the same agreement (or other document) and will become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other parties.

15.     Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction will not affect the validity or enforceability of the other terms or provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions will remain in full force and effect, unless doing so would result in an interpretation of this Agreement which is manifestly unjust.

16.     No Right to Escrow Fund. Nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent, the Parties and the Sellers any legal or equitable right, remedy, interest or claim under or in respect of the Escrow Fund or this Agreement.

17.     Consent of Sellers. Between the Parties it is agreed that Sellers have, by virtue of their approval of the Purchase Agreement, consented to the appointment of Key Seller as their representative, attorney-in-fact and agent for purposes of this Agreement and the taking by Key Seller of any and all actions and the making of any decisions required or permitted to be taken by it under this Agreement.

18.     Miscellaneous. No party to this Agreement is liable to any other party hereto for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to the Escrow Agent shall comply with applicable laws and regulations.

19.      Patriot Act. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

20.      Security Advice Waiver. The parties hereto acknowledge that regulations of the Comptroller of the Currency grant them the right to receive brokerage confirmations of security transactions as they occur. The parties hereto specifically waive such notification to the extent permitted by law and acknowledge that they will receive periodic cash transaction statements, which will detail all investment transactions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

BUYER

ENERGY & MINING HOLDING COMPANY, LLC

By:______________________________

Name:___________________________

Title: ____________________________

KEY SELLER

BCSD TRUST dated January 28, 1993, as amended and restated

By:______________________________

Name:    Tim W. Carr

By:______________________________

Name:  Richard B. Fontaine

Trustees of the BCSD TRUST dated January 28, 1993, as amended and restated

ESCROW AGENT

By:______________________________

Name:___________________________

Title:____________________________

Schedule A

Seller Allocation

[See attached.]

Schedule B

Telephone Numbers and Authorized Signatures for

Person(s) Designated to Give Instructions and Confirm Funds Transfer Instructions. The following person are “Authorized Representatives” of the Parties as indicated below:

For Buyer:

Name	Telephone Number	Signature

1. David F. Morris	636-530-8020	___________________

2. David A. Martin	636-530-8033	___________________

3. Brian J. Clarke	636-530-2885	___________________

4. Kenneth L. Young	636-530-8672	___________________

For Key Seller:

Name	Telephone Number	Signature

1. Patrick Carrier	(949) 250-2960	___________________

All instructions, including but not limited to funds transfer instructions, whether transmitted by facsimile or set forth in a PDF attached to an email, must include the signature of the Authorized Representative authorizing said funds transfer on behalf of such Party.

Schedule C

SCHEDULE OF ESCROW AGENT FEES

I.	Administration Fee, One Time:	$4,500

One time fee for the routine duties of the Escrow Agent associated with the administration of the account. Administration fees are payable in advance. In the event that the Agreement is not terminated within two years, then an additional administrative fee of $1,000 shall be due for each year or part thereof. This assumes that the Escrow Agent will be directed to invest in an automated sweep vehicle available through the Escrow Agent’s trust accounting system.

II.	Disbursement Processing Fees (if any):	$100 per disbursement in excess of ten disbursements per year

Processing fees cover the routine duties of Escrow Agent associated with the administration of the account, billed in arrears. This includes payment by check or wire. This assumes that the Escrow Agent will receive complete and accurate payment information, upon which it can conclusively rely.

III.	Out-of-Pocket Expenses (if any):	At Cost

Reimbursement of expenses associated with the performance of Escrow Agent’s duties, including but not limited to fees and expenses of legal counsel, accountants and other agents, tax preparation, reporting and filing, publications, and filing fees.

IV.	Extraordinary Fees (if any):	At Cost

Extraordinary fees are payable to the agent for duties or responsibilities not expected to be incurred at the outset of the transaction, not routine or customary, and not incurred in the ordinary course of business. Payment of extraordinary fees is appropriate where particular inquiries, events or developments are unexpected, even if the possibility of such things could have been identified at the inception of the transaction. Extraordinary services might include, without limitation, amendments or supplements, specialized reporting, non-routine calculations, foreign currency conversions, use investments not automated with the Escrow Agent’s trust accounting system, and actual or threatened litigation or arbitration proceedings.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity we will ask for documentation to verify its formation and existence as a legal entity. Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

Schedule D

U.S. BANK NATIONAL ASSOCIATION

MONEY MARKET ACCOUNT AUTHORIZATION

DESCRIPTION AND TERMS

The U.S. Bank Money Market account is a U.S. Bank National Association (“U.S. Bank”) interest-bearing money market deposit account designed to meet the needs of U.S. Bank’s Corporate Trust Services Escrow Group and other Corporate Trust customers of U.S. Bank. Selection of this investment includes authorization to place funds on deposit and invest with U.S. Bank.

U.S. Bank uses the daily balance method to calculate interest on this account (actual/365 or 366). This method applies a daily periodic rate to the principal balance in the account each day. Interest is accrued daily and credited monthly to the account. Interest rates are determined at U.S. Bank’s discretion, and may be tiered by customer deposit amount.

The owner of the account is U.S. Bank as Agent for its trust customers. U.S. Bank’s trust department performs all account deposits and withdrawals. Deposit accounts are FDIC Insured per Purchaser, as determined under FDIC Regulations, up to applicable FDIC limits.

AUTOMATIC AUTHORIZATION

In the absence of specific written direction to the contrary, U.S. Bank is hereby directed to invest and reinvest proceeds and other available moneys in the U.S. Bank Money Market Account. The U.S. Bank Money Market Account is a permitted investment under the operative documents and this authorization is the permanent direction for investment of the moneys until notified in writing of alternate instructions.

Beneficial owner Directive Regarding The Shareholder Communications Act of 1985, SEC Rule 14b-2. The Shareholder Communications Act of 1985 and its regulation require that banks and trust companies make an effort to facilitate communication between registrants of U.S. securities and the parties who have the authority to vote or direct the voting of those securities regarding proxy dissemination and other corporate communications. If applicable, unless the parties hereto indicate their objection in writing, the Escrow Agent will provide the obligatory information to the registrant upon request. An objection will apply to all securities held for the benefit of the parties in the account now and in the future unless the Escrow Agent is notified in writing.